                                                                     Exhibit 3.4

                           CERTIFICATE OF AMENDMENT TO

                          THE ARTICLES OF INCORPORATION

          Aerosonic Corporation, a corporation of the State of Delaware, whose registered office is located at 100 West Tenth Street, in the City of Wilmington, Delaware, certifies, pursuant to the provisions of Section 242 of the General Corporation Law of Delaware, as amended, that at a meeting the stockholders of said corporation, called for the purpose of amending the articles of incorporation, and held on July 30, 1971, it was resolved by the vote of the holders of a majority of the shares of each class entitled to vote and by a majority of the shares of each class whose rights, privileges or preferences are changed, that Article Four of the Articles of Incorporation is amended to read as follows:

          "FOURTH: This corporation shall have authority to issue two classes of capital stock, as follows: (a) Four Hundred Thousand (400,000) shares of Class A Non-Voting Preferred with a par value of each of such shares of One ($1.00) Dollar, amounting in the aggregate to Four Hundred Thousand ($400,000) Dollars. To the extent available from retained earnings, each share shall receive semi-annually on the first day of February and the first day of August of each year a dividend of Six Cents ($0.06) per share. All unpaid dividends shall be cumulative and paid as retained earnings become available. No dividend on Common Stock may be paid until all cumulative Preferred dividends are fully paid. Each Class A share shall participate equally with each Common share, in the receipt of dividends declared by the Corporation in its capital stock, in securities other than its own stock, and in property other than cash. The value of such dividend shall be credited against all cumulative unpaid dividends. For this purpose value is hereby defined to be fair market value to the extent it can be ascertained at the dividend declaration date, or, if not ascertainable, the book value thereof at the declaration date.

     The corporation shall not be consolidated with nor merged into any other company nor shall all or substantially all of its property be sold as an entirety, without an affirmative vote of a majority of the Class A Preferred shares.

     Upon liquidation of the Corporation, in preference to any distribution on Common Stock, each share of Preferred Stock shall be entitled to Two ($2.00) Dollars per share and all accumulated unpaid dividends. After March 1, 1974, any share of Class A Preferred Stock is redeemable by the Corporation at a price of Three ($3.00) Dollars per share, upon the giving of not less than thirty (30) days notice prior to the date fixed for redemption, registered mail, return receipt requested, provided that the holder of any Preferred share may convert to Common Stock at any time prior to the expiration of such thirty (30) days notice. (b) Four Million (4,000,000) shares of Common Stock, and the par value of each of such shares is Forty Cents ($0.40) amounting in the aggregate to One Million Six Hundred Thousand ($1,600,000) Dollars. "The stated capital of the Corporation shall be at least equal to the sum of the aggregate par value of all issued shares, plus such amounts as from time to time, by resolution of the Board of Directors, may be transferred thereto."

[SEAL]                                   AEROSONIC CORPORATION


                                         By /s/ H.J.Frank
                                            ------------------------------------
                                                President


/s/ A. L. Benmayor
---------------------------
Secretary

                                     * * *

THE STATE OF FLORIDA      X
                          X
COUNTY OF PINELLAS        X

          BEFORE ME, the undersigned authority, on this day personally appeared
H. J. FRANK, President, who, after being by me first duly sworn, upon his oath stated that he had read the above and foregoing, and acknowledged to me that the same was the act of said Aerosonic Corporation, a corporation, and that he executed the same as the act of the said corporation for the purposes and consideration therein expressed, and in the capacity therein stated, and that the facts stated therein are true.

          GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 4th day of August, 1971.


                                                        /s/ Sue Davis
                                                        ------------------------
                                                        Notary Public in and for
                                                        Pinellas County, Florida

                                                                          [SEAL]
                                         NOTARY PUBLIC STATE OF FLORIDA AT LARGE
                                         MY COMMISSION EXPIRES JUNE 2, 1975